Item 77E
Legal Proceedings
As has been previously reported in the press, the Staff of the U.S. Securities and Exchange Commission (SEC) and the New York Attorney Generals Office (NYAG)have been investigating practices in the mutual fund industry identified as market timing and late trading of mutual fund shares. Certain other regulatory authorities have also been conducting investigations into these practices within the industry and have requested that Alliance Capital Management L.P.(Alliance Capital), the Funds Adviser, provide information to them. Alliance Capital has been cooperating and will continue to cooperate with all of these authorities.

On December 18, 2003, Alliance Capital confirmed that it had reached terms with the SEC and the NYAG for the resolution of regulatory claims relating to the practice of market timing mutual fund shares in some of the AllianceBernstein Mutual Funds. The agreement with the SEC is reflected in an Order of the Commission (SEC Order). The agreement with the NYAG is subject to final,definitive documentation. Among the key provisions of these agreements are the following:

(i) 	Alliance Capital agreed to establish a $250 million fund
(the Reimbursement Fund) to compensate mutual fund shareholders for the adverse effects of market timing attributable to market timing relationships described in the SEC Order. According to the SEC Order, the Reimbursement Fund is to be paid, in order of priority, to fund investors based on (i) their aliquot share of losses suffered by the fund due to market timing, and (ii) a proportionate share of advisory fees paid by such fund during the period of such market timing;

(ii) 	Alliance Capital agreed to reduce the advisory fees it
receives
from some of the AllianceBernstein long-term, open-end retail funds, commencing January 1, 2004, for a period of at least five years.
The determination of which funds will have their fees reduced and to what degree is subject to the terms of the definitive agreement with the NYAG; and

(iii) 	Alliance Capital agreed to implement changes to its
governance
and compliance procedures. Additionally, the SEC Order contemplates that Alliance Capitals registered investment company clients, including the Fund, will introduce governance and compliance changes.

In anticipation of final, definitive documentation and effective
January
1, 2004,the Adviser began waiving a portion of its advisory fee (please refer to the schedule below for details). The amount of the fee waiver may increase or decrease as a result of a final, definitive agreement with the NYAG.

The special committee of Alliance Capitals Board of Directors, comprised of the members of Alliance Capitals Audit Committee and the other independent member of the Board,is continuing to direct and oversee an internal investigation and a comprehensive review of the facts and circumstances relevant to the SECs and the NYAGs investigations.

In addition, the Independent Directors of the Fund (the
Independent
Directors) have initiated an investigation of the above-mentioned matters with the advice of an independent economic consultant and independent counsel. The Independent Directors have formed a special committee to supervise the investigation.

On October 2, 2003, a putative class action complaint entitled Hindo et al. v.AllianceBernstein Growth & Income Fund et al.
(the Hindo Complaint) wasfiled against Alliance Capital; Alliance Capital Management Holding L.P.;Alliance Capital Management Corporation; AXA Financial, Inc.; certain of the Alliance Bernstein
Mutual Funds; Gerald Malone; CharlesSchaffran (collectively, the Alliance Capital defendants); and certain other defendants not affiliated with Alliance Capital. The Hindo Complaint was filed in the United States District Court for the Southern District of New York by alleged shareholders of two of the AllianceBernstein Mutual Funds. The Hindo Complaint alleges that certain of the Alliance Capital defendants failed to disclose that they improperly allowed certain hedge funds and other unidentified partiesto engage in late trading and market timing of AllianceBernstein Fund securities, violating Sections 11 and 15 of the Securities Act,
Sections 10(b) and 20(a) of the Exchange Act, and Sections
206 and 215 of the Advisers Act. Plaintiffs seek an unspecified amount of compensatory damages and rescission of their contracts with Alliance Capital, including recovery of all fees paid to Alliance Capital pursuant to such contracts.

Since October 2, 2003, approximately 40 additional lawsuits making factual allegations similar to those in the Hindo Complaint were filed against Alliance Capital and certain other defendants, some of which name the Fund as a defendant. All of these lawsuits seek an unspecified amount of damages.

As a result of the matters discussed above, investors in the AllianceBernstein Mutual Funds may choose to redeem their investments. This may require the AllianceBernstein Mutual Funds to sell investments held by those funds to provide for sufficient liquidity and could also have an adverse effect on the investment performance of the AllianceBernstein Mutual Funds.

Advisory Fee Rates





Annual Rates After Fee Waiver



 Effective
January 1,2004



Current



Series
Portfolio
 Annual Rate
1st
$2.5 billion
Next $2.5billion
Over $5 billion
1
AB VP Int'l Value
Portfolio
1.00%
0.75%
0.65%
0.60%
2
ABVP Growth & Income
0.625%
0.55%0.45%
0.40%
3
AB VP Global Bond Portfolio0.65%0.45%
0.40%
0.35%
4
AB
VP Premier Growth Portfolio
1.00%
0.75%
0.65%
0.60%
5
AB VP U.S.
GvtHigh Grade
0.60%
0.45%
0.40%
0.35%
6
AB VP Total Return
Portfolio
0.625%
0.55%0.45% 0.40%
7
AB VP International Portfolio

1.00%
0.75%
0.65%
0.60%
8
AB VP Money Market Portfolio
0.50%
0.
45%
0.40%
0.35%
9
AB VP
Americas Gvt Income
0.65%
0.50%0.45%
0.40%10AB VP Utility
Income Portfolio0.75%
0.55%

0.45%
0.40%
11
AB VP Global Dollar Gvt
0.75%0.50%0.45%
0.40%
12
AB VP GrowthPortfolio
0.75%
0.75%
0.65%0.60%
13
AB VP Worldwide Privitization
1.00%
0.75%
0.65%0.60%
14
AB VP Small Cap Value Portfolio

1.00%0.75%0.65%
0.60%
15
AB VP Value Portfolio
0.75%
0.55%0.45%0.40%
16
AB VP Technology Portfolio
1.00%
0.75%
0.65%0.60%
17
AB VP
Quasar Portfolio
1.00%0.75%
0.65%0.60%

18AB VP Real Estate Invt Portfolio
0.90%
0.55%
0.45%0.40%
19
AB
VP High Yield Portfolio0.75%
0.50%
0.45%
0.40%
20
AB
VP U.S. Large Cap Blended Style
0.95%
0.65%
0.55%
0.50%
**
Fees based on the annual rate of the Portfolio's average daily net assets**